UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15 (d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) — November 27, 2018

ENVESTNET, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-34835	20-1409613
(State or other jurisdiction)	(State or other jurisdiction)	(I.R.S. Employer of Incorporation Identification No.)

35 East Wacker Drive, Suite 2400 Chicago, Illinois	60601
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (312) 827-2800

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.                                        Entry into a Material Definitive Agreement.

Investment Agreement

On November 27, 2018, Envestnet, Inc. (the “Company” or “Envestnet”) entered into an investment agreement (the “Investment Agreement”) with BlackRock, Inc. (the “Investor” or “BlackRock”). Pursuant to the Investment Agreement, the Company agreed to issue and sell to the Investor approximately 2.36 million shares of common stock of the Company (the “Shares”), for a purchase price of $52.13 per Share and an aggregate purchase price of approximately $122.8 million (the “Investment”), subject to certain customary closing conditions, including, among others, obtaining clearance under the Hart-Scott Rodino Antitrust Improvements Act. In addition, the Company agreed to issue to the Investor a warrant (the “Warrant”) to purchase approximately 470,000 shares of the common stock of the Company (the “Warrant Shares”) at an exercise price of $65.16 per Warrant Share, subject to customary anti-dilution adjustments.  The Warrant is exercisable at the option of the Investor for four years from the date of issue.  The Company expects the closing of the Investment to occur prior to the end of 2018.

The Investment Agreement contains representations, warranties and covenants customary for a transaction of this nature.

The Investor and its affiliates (excluding the Investor’s funds) will be restricted from acquiring, directly or indirectly, any additional voting securities of Envestnet or its subsidiaries for a period of one year.

The Investment Agreement may be terminated by the Company or the Investor under certain circumstances specified therein, including if the Closing has not occurred on or prior to February 27, 2019.

In the Investment Agreement, the Company agreed to enter into a registration rights agreement with the Investor, in the form attached to the Investment Agreement as an exhibit, at the closing of the Investment.

The above description of the Investment Agreement and Warrant is not complete and is qualified in its entirety by reference to the full text of the Investment Agreement and Form of Warrant, copies of which are attached hereto as Exhibits 10.1 and 10.2, respectively, and are incorporated herein by reference.

Item 3.02. Unregistered Sales of Equity Securities

The information contained in Item 1.01 is incorporated herein by reference.

As described in Item 1.01, under the terms of the Investment Agreement, the Company has agreed to issue the Shares and the Warrant (including the Warrant Shares upon exercise of the Warrant) to the Investor. This issuance and sale will be exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to Section 4(a)(2) of the Securities Act.  The Investor represented to the Company, among other things, that the Shares, the Warrant and the Warrant Shares are being acquired for investment purposes and not with a view to any distribution thereof, and appropriate legends will be affixed to the Shares, the Warrant and the Warrant Shares.

Item 8.01. Other Events

Strategic Relationship

Concurrently with the execution of the Investment Agreement, the Company and the Investor entered into a strategic relationship to enhance the investment technology solutions they provide to financial advisors and the clients they serve. With this enhanced strategic relationship, the two companies will accelerate work to integrate BlackRock’s digital wealth tools into Envestnet’s platform.

Press Release

On November 27, 2018, the Company issued a press release announcing the entry into the Investment Agreement and its strategic relationship with BlackRock. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

10.1	Investment Agreement, dated November 27, 2018, between Envestnet, Inc. and BlackRock, Inc.

10.2	Form of Warrant to be issued to BlackRock, Inc.

99.1	Press Release, dated November 27, 2018

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENVESTNET, INC.

By:	/s/ Peter D’Arrigo
	Name:	Peter D’Arrigo
	Title:	Chief Financial Officer

Date: November 27, 2018